Exhibit 10.51
[Company letterhead]

December 18, 2017

Jenny Yeh
Sphere 3D Corp.
125 S. Market St., Suite 1300
San Jose, CA 95113

Re: Retention Agreement

Dear Jenny:

I am pleased to inform you that the Board of Directors of Sphere 3D Corp. (the “Company”) has approved a new retention arrangement for you, effective as of the date set forth above, to receive the benefits described below if either a Change in Control Event occurs or if your employment is terminated by the Company without Cause or by you for Good Reason prior to a Change in Control Event. (Capitalized terms have the meanings given in Exhibit A to this letter if not otherwise defined herein.). The retention benefits are subject to the terms and conditions set forth in this letter agreement (this “Agreement”). This Agreement supersedes and replaces in its entirety your severance letter agreement with the Company dated November 10, 2017 (the “Prior Agreement”).

1.    Change in Control Event. If a Change in Control Event occurs and you remain employed with the Company or any of its subsidiaries as of immediately prior to the Change in Control Event, you will be entitled to receive (a) an amount equal to twelve (12) times your monthly rate of base salary as in effect on the date of the Change in Control Event, such amount to be paid in a lump sum on the first business day after the Release becomes effective and in all events within sixty (60) days after the Change in Control Event occurs (provided that if such 60-day period spans two calendar years, such payment will be made in the second of such two years) (the “Retention Bonus”); (b) your equity-based awards granted by the Company, to the extent then outstanding and unvested, will accelerate and fully vest (and, in the case of options and similar awards, be fully exercisable) upon (or immediately prior to) the Change in Control Event (the “Equity Acceleration”); and (c) upon a termination of your employment with the Company (or one of its successors or affiliates) on or after the Change in Control Event either by the Company or such successor or affiliate without Cause or by you for Good Reason, you will be entitled to a cash lump sum payment equal to the non-discounted present value of your expected premiums charged to continue health coverage for you (and, if applicable, your eligible dependents) pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for twelve (12) months following your termination date (the “COBRA Benefit”), such amount to be determined by the Company in its reasonable discretion based on your coverage elections as in effect immediately prior to your termination of employment and the estimated monthly premium for such COBRA coverage determined as of your termination date, such amount to be paid within sixty (60) days following your termination date (provided that if such 60-day period spans two calendar years, such payment will be made in the second of such two years).

2.    Termination Without Cause or for Good Reason Prior to Change in Control Event. If, at any time prior to a Change in Control Event, your employment with the Company or one of its subsidiaries is terminated by the Company or such subsidiary without Cause or by you for Good Reason, you will be entitled to receive payment of the Retention Bonus and the COBRA Benefit as set forth above (calculated based on your monthly base salary rate and health coverage benefits, respectively, as in effect immediately prior to your termination), such amounts to be paid together within sixty (60) days following your termination date (provided that if such 60-day period spans two calendar years, such payment will be made in the second of such two years). In addition, you will be entitled to the Equity Acceleration provided above with respect to your equity-based awards granted by the Company that are outstanding and unvested as of such a termination of your employment.

3.    Conditions on Benefits. Notwithstanding the foregoing provisions, your right to receive any of the payments and benefits described in Sections 1 and 2 above is conditioned on both (i) your signing and delivering to the Company a release of claims in a form acceptable to the Company (the “Release”) within twenty-one (21) days (or such longer period of time as is required to make the Release maximally enforceable under applicable law) after the date on which the Company provides the Release to you (and you not revoking such Release within any revocation period provided by applicable law), and (ii) your continued compliance with your obligations to the Company under the Confidentiality and Intellectual Property Agreement dated October 5, 2015 (the “Confidentiality Agreement”). The Company will provide the form of Release to you within seven (7) days after your termination date.

4.    Other Terminations; No Duplication of Benefits. For purposes of clarity, if your employment with the Company or any of its subsidiaries terminates prior to a Change in Control Event for any reason other than a termination by the Company or such subsidiary without Cause or by you for Good Reason, you will not be entitled to any payments or benefits under this Agreement. In no event will you be entitled to benefits under both Sections 1 and 2 of this Agreement. In addition, only the first Change of Control Event that occurs after the date of this Agreement will be taken into account for purposes of this Agreement, and any Change of Control Event that may occur thereafter will be disregarded.

5.    Miscellaneous. Each of the payments provided in this Agreement is subject to all applicable tax withholding. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise, including a Change in Control Event) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any such successor to the Company and will inure to the benefit of and be enforceable by your successors. Nothing contained in this Agreement constitutes an employment or service commitment by the Company (or any of its affiliates or successors) or affects your status as an employee at will who is subject to termination without cause at any time (subject to the provisions hereof). This Agreement, together with the Confidentiality Agreement, contains all of the terms and conditions of the retention benefits provided herein and supersedes all prior understandings and agreements, written or oral, between you and the Company and any of its affiliates with respect thereto (including, without limitation, the Prior Agreement). This Agreement may be amended only by a written agreement between you and the Company that expressly refers to this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without regard to the conflicts of laws principles thereof. It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Section 409A of the U.S. Internal Revenue Code so as not to subject you to payment of any additional tax, penalty or interest imposed under Section 409A, and the provisions of this Agreement will be construed and interpreted in accordance with such intent.

If this Agreement accurately reflects our understanding regarding these matters, please indicate your acceptance by where indicated below and returning it to me. A duplicate copy of this Agreement is included for your records.

SPHERE 3D CORP.

By: /s/ Eric L. Kelly
Print Name: Eric L. Kelly
Title: Chairman and CEO

Acknowledged and Agreed:

Jenny Yeh
Date:

EXHIBIT A

For purposes of this Agreement, the following definitions will apply:

•
“Cause” has the meaning given to such term in any employment agreement between you and the Company or any of its subsidiaries as in effect on the date of termination of your employment or, if there is no such agreement (or such agreement does not include a definition of such term), shall mean: (a) acts or omissions constituting reckless or willful misconduct on your part with respect to your obligations or otherwise relating to the business of the Company or any of its subsidiaries that causes material harm to the Company or such subsidiary or to the reputation of the Company or such subsidiary; (b) your material breach of any agreement between you and the Company or one of its subsidiaries, which breach you fail to cure within thirty (30) days after receiving written notice from the Company’s Board of Directors (the “Board”) that specifies the specific conduct giving rise to the alleged breach; (c) your conviction or entry of a plea of nolo contendere for fraud, theft or embezzlement, or any felony or crime of moral turpitude; or (d) your willful neglect of duties as reasonably determined by the Board, which you fail to cure within thirty (30) days after receiving written notice from the Board that specifies the specific duties that you have failed to perform.

•	“Change in Control Event” means the occurrence of any of the following:

(a)
The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (such individual, entity or group, a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than fifty percent (50%) of either (1) the then-outstanding common shares of the Company (the “Outstanding Company Common Shares”) or (2) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this clause (a), any acquisition by any entity pursuant to a transaction that complies with all of clauses (b)(1), (2) and (3) below shall not constitute a Change in Control Event;

(b)
Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its Subsidiaries, a sale or other disposition of assets of the Company that account for more than fifty percent (50%) of the Company’s revenue for the immediately preceding four (4) full fiscal quarters as reflected in the Company’s financial statements, or the acquisition of assets or stock of another entity by the Company or any of its Subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (1) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Shares and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the then-outstanding common shares and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or assets of the Company that account for more than fifty percent (50%) of the Company’s revenue for the immediately preceding four (4) fiscal quarters as reflected in the Company’s financial statements, either directly or through one or more subsidiaries (a “Parent”)) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Shares and the Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any entity resulting from such Business Combination or a Parent or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination or Parent) beneficially owns, directly or indirectly, more than fifty percent (50%) of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that the ownership in excess of fifty percent (50%) existed prior to the Business Combination, and (3) at least a majority of the members of the board of directors or trustees of the entity resulting from such Business Combination or a Parent were members of the Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(c)
Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company other than in the context of a transaction that does not constitute a Change in Control Event under clause (b) above.

•
“Good Reason” has the meaning given to such term in any employment agreement between you and the Company or any of its subsidiaries as in effect on the date of termination of your employment or, if there is no such agreement (or such agreement does not include a definition of such term), shall mean the occurrence (without your consent) of any one or more of the following conditions: (a) a reduction in your rate of base salary or your target annual bonus opportunity by more than ten percent (10%) from the level in effect immediately prior to the Change in Control Event; (b) a material reduction in your authorities, duties or responsibilities from the level in effect immediately prior to the Change in Control Event; (c) a change in the geographic location of your principal office with the Company (or any subsidiary or affiliate thereof or successor thereto) by more than fifty (50) miles from the location as of the Change in Control Event; or (d) any action or inaction by the Company (or any subsidiary or affiliate thereof or successor thereto) that constitutes a material breach of the provisions of this Agreement; provided, however, that any such condition or conditions, as applicable, shall not constitute Good Reason unless (x) you provide written notice to the Company of the condition claimed to constitute Good Reason within thirty (30) days of the initial existence of such condition(s), (y) the Company fails to remedy such condition(s) within thirty (30) days of receiving such written notice thereof, and (z) your employment with the Company terminates within ninety (90) days following the initial existence of the condition claimed to constitute Good Reason.